LETTER TO BENEFICIAL OWNERS REGARDING EXCHANGE OFFER
MOLINA HEALTHCARE, INC.

Offer to Exchange
All Outstanding 5.375% Senior Notes due 2022 for
5.375% Senior Notes due 2022, Registered Under the
Securities Act of 1933, as Amended,
Pursuant to the Prospectus, Dated , 2016

The exchange offer will expire at 5:00 p.m., New York City time, on     , 2016,
unless extended. Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To Our Clients:

Enclosed for your consideration is a prospectus, dated , 2016, and the related letter of transmittal relating to the exchange offer (the “exchange offer”) by Molina Healthcare, Inc., a Delaware corporation (“Molina”), to exchange its 5.375% Senior Notes due 2022 (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended, for its outstanding 5.375% Senior Notes due 2022 (the “original notes”), upon the terms and subject to the conditions described in the prospectus and the letter of transmittal. The exchange offer is being made in order to satisfy certain obligations of Molina contained in that certain Registration Rights Agreement, dated November 10, 2015, by and among Molina, the guarantors from time to time party thereto and the several initial purchasers referred to therein.

This documentation is being forwarded to you as the beneficial owner of the original notes held by us for your account but not registered in your name. A tender of such original notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the original notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed prospectus and letter of transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the original notes on your behalf in accordance with the provisions of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on , 2016 (the “expiration date”), unless extended by Molina. Any original notes tendered pursuant to the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Your attention is directed to the following:

1.	The exchange offer is for any and all original notes.

2.	The exchange offer is subject to certain conditions set forth in the prospectus under the section entitled “The Exchange Offer—Conditions to the Completion of the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of original notes from the holder to Molina will be paid by Molina, except as otherwise provided in the instructions in the letter of transmittal.

4.	The exchange offer expires at 5:00 p.m., New York City time, on , 2016, unless extended by Molina.

If you wish to have us tender your original notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The letter of transmittal is furnished to you for information only and may not be used directly by you to tender original notes.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the exchange offer of Molina with respect to the original notes.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer all right, title and interest in the original notes and to acquire the exchange notes, issuable upon the exchange of such original notes, and that, when such validly tendered original notes are accepted by Molina for exchange, Molina will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

By completing, executing and delivering these instructions, the undersigned hereby makes the acknowledgments, representations and warranties referred to above and in the letter of transmittal and instructs you to tender the original notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the prospectus and letter of transmittal.

Original Notes Which Are to be Tendered
Certificate Numbers (if available)	Principal Amount Held by the Undersigned	Original Notes are to be Tendered (“Yes” or “No”)*

*Unless otherwise indicated, “yes” will be assumed.

None of the original notes held by you for the undersigned’s account will be tendered unless you receive written instructions from the undersigned to do so. Unless a specific contrary instruction is given in the space provided, the undersigned’s signature(s) hereon shall constitute an instruction to you to tender all the original notes held by you for the undersigned’s account.

IMPORTANT
PLEASE SIGN HERE
(To be completed by all tendering holders.)

The completion, execution and timely delivery of these instructions will be deemed to constitute an instruction to tender original notes as indicated above.

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Telephone Number:

Tax Identification or Social Security No.:

My Account Number with You:

Date:

(Must be signed by the registered holder(s) of the original notes exactly as its (their) name(s) appear(s) on certificate(s) or on a security position listing, or by the person(s) authorized to become registered holder(s) by endorsement and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title next to his or her name above. See Instruction 3 to the letter of transmittal.)